FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: August 4, 2016

MAXIMUS Reports Third Quarter Results for Fiscal Year 2016
- The Company Updates Guidance for Fiscal 2016 -

(RESTON, Va. - August 4, 2016) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and nine months ended June 30, 2016.

Highlights for the third quarter of fiscal year 2016 include:

•	Revenue growth of 8% to $617.1 million compared to the same period last year

•
Diluted earnings per share of $0.79 (which included a $0.06 gain on the sale of the K-12 education business partially offset by legal expenses of $0.02); in addition to these unusual items, the better-than-expected earnings were due to the accelerated timing of revenue and profit contributions that were recorded in the third quarter but were previously forecast to occur in the fourth quarter

•	Year-to-date signed contract awards of $1.3 billion and new contracts pending (awarded but unsigned) of $421.3 million at June 30, 2016

•
An update to fiscal year 2016 revenue and earnings guidance with revenue now expected to range between $2.375 billion and $2.4 billion and GAAP-basis diluted earnings per share now expected to range between $2.60 and $2.70

For the third quarter of fiscal 2016, revenue increased 8% to $617.1 million compared to $572.3 million reported for the same period last year. The increase in revenue included organic revenue growth of 8% driven by the Health Services Segment, as well as acquired growth of 2% from the acquisitions of Ascend and Assessments Australia. This was partially offset by a 2% decline from unfavorable foreign currency translation; on a constant currency basis, revenue growth would have been 10%.

For the third quarter of fiscal 2016, net income attributable to MAXIMUS totaled $52.2 million, or $0.79 of diluted earnings per share, compared to diluted earnings per share of $0.62 for the third quarter of fiscal 2015.
For the third quarter of fiscal 2016, diluted earnings per share included a $0.06 gain on the sale of the Company's K-12 education business, which was partially offset by approximately $0.02 of legal costs. In addition to the unusual items, the better-than-expected earnings delivery in the third quarter were due to the accelerated timing of revenue and profit contributions from the start-up of a large expansion to an existing contract. The Company previously expected the start-up contributions to occur in the fourth quarter.

Total Company operating margin for the third quarter of fiscal 2016 was 13.7%.

"Overall, we are pleased with the performance of the portfolio, led by the strong performance of the Health Services Segment," commented MAXIMUS CEO Richard A. Montoni.

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Montoni continued, “During the quarter, MAXIMUS was awarded the Part A West Medicare Appeals contract, won a key rebid for pre-admission screening and resident review services for the State of Tennessee, and expanded our footprint with a new contact center for health-related services in New York. We remain keenly focused on helping our government clients run effective and efficient programs, delivering high-quality services to program participants, and meeting our contractual obligations. Demand for our services remains strong and we continue to see industry trends that complement our core capabilities and serve as markers for long-term growth opportunities."

Health Services Segment
Health Services Segment revenue for the third quarter of fiscal 2016 increased 12% to $333.7 million compared to $298.5 million reported for the same period last year. Organic revenue grew 12%, driven by growth on existing contracts, including the Health Assessment Advisory Service in the U.K. and new expansion in New York State. The Ascend acquisition, which occurred in the second fiscal quarter of 2016, accounted for approximately 2% of segment growth. Revenue growth was partially offset by a 2% decline from unfavorable foreign currency translation; on a constant currency basis, revenue growth would have been 14%.

Operating margin for the third quarter of fiscal 2016 increased to 15.1% compared to 14.9% reported in the prior-year period. Operating margin benefited from the accelerated timing of revenue and profit contributions from the start-up of an expansion to an existing contract in New York. The Company previously expected the start-up contributions to occur in the fourth quarter.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal 2016 increased 6% to $149.6 million compared to $141.0 million reported for the same period last year. All growth in the quarter was organic and resulted from the ongoing ramp-up of the U.S. Department of Education contract and a large health contract where MAXIMUS is performing as a subcontractor.

Operating margin for the third quarter was 12.8% compared to 11.0% reported for the prior-year period. Segment operating margin for the third quarter of fiscal 2016 was bolstered by approximately $3.5 million of benefits related to various contracts, much of which are not expected to repeat in the fourth quarter.

Human Services Segment
Human Services Segment revenue for the third quarter of fiscal 2016 increased 1% to $133.8 million compared to $132.7 million for the same period last year. Year-over-year revenue growth was mostly attributable to the jobactive contract in Australia, but was partially offset by the expected declines in the U.K. Work Programme due to lower volumes. Acquired revenue accounted for 3% of growth. The segment was unfavorably impacted by a 3% decline in foreign currency translation; on a constant currency basis, revenue growth would have been 4%.

Operating margin for the third quarter was 10.7% compared to 12.7% for the same period last year. The anticipated reduction in margin was principally due to the ongoing ramp up of the new jobactive contract in Australia.

Sales and Pipeline
Year-to-date signed contract awards at June 30, 2016 totaled $1.3 billion. New contracts pending (awarded but unsigned) totaled $421.3 million.

The sales pipeline at June 30, 2016 increased to $4.2 billion (comprised of approximately $578.1 million in proposals pending, $1.6 billion in proposals in preparation, and $2.1 billion in opportunities tracking). Of the

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$4.2 billion, approximately $1.0 billion is related to extensions and option periods and more than half is associated with new work across multiple business lines and geographies. This compares to a pipeline of $2.8 billion at June 30, 2015.

The Company’s reported pipeline only reflects those opportunities where MAXIMUS expects the request for proposal to be released within the next six months.

Balance Sheet and Cash Flows
Cash and cash equivalents at June 30, 2016 totaled $50.6 million. For the three months ended June 30, 2016, cash provided by operating activities totaled $86.3 million, with free cash flow of $72.0 million.

At June 30, 2016, Days Sales Outstanding (DSOs) were within the Company’s expected range at 67, and improved sequentially by three days compared to DSOs of 70 days in the second quarter of fiscal 2016.

On May 31, 2016, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On July 12, 2016, the Company announced a $0.045 per share cash dividend, payable on August 31, 2016 to shareholders of record on August 15, 2016.

During the third quarter of fiscal 2016, MAXIMUS repurchased 43,794 shares of the Company's common stock for $2.2 million, at a weighted average price of $50.14. At June 30, 2016, MAXIMUS had $137.5 million available for repurchases under its Board-authorized share repurchase program.

Outlook
The Company is updating its fiscal 2016 revenue and earnings guidance. MAXIMUS is estimating an unfavorable revenue impact from foreign currency translation due to the weakening of the British Pound with the greatest impact occurring in the fourth quarter. In addition, the Company has already disclosed lower revenue contributions from three of its start-up contracts including the Health Assessment Advisory Service (HAAS), Fit for Work and jobactive contracts. As a result, MAXIMUS now expects revenue to range between $2.375 billion and $2.4 billion for fiscal 2016. This compares to the Company's prior range of $2.4 billion to $2.5 billion.

MAXIMUS is narrowing its earnings guidance and now expects GAAP diluted earnings per share to range between $2.60 and $2.70 for fiscal 2016. This compares to the Company’s prior range of $2.50 to $2.70 of GAAP diluted earnings per share. The Company’s guidance does not include any future acquisitions or future legal expenses or recoveries.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, August 4, 2016, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at
http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 18, 2016. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13641526

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Since March 2015, we have acquired Acentia, Ascend, Assessments Australia and Remploy. We believe users of our financial statements wish to evaluate the performance of our underlying business, excluding changes that have arisen due to businesses acquired. We provide organic revenue growth as a useful basis for assessing this. To calculate organic revenue growth, we compare current year revenue less revenue from these acquisitions to our prior year revenue.

In the first nine months of fiscal year 2016, 29% of our business has been generated outside the United States. We believe that users of our financial statements wish to understand the performance of our foreign operations using a methodology which excludes the effect of year-over-year exchange rate fluctuations. We provide constant currency revenue movement as a useful basis for assessing this. To calculate constant currency revenue movement, we determine the current year’s revenue for all foreign businesses using the exchange rates in the prior year.

In order to sustain our cash flows from operations, we require regular refreshing of our fixed assets and technology. We believe that users of our financial statements wish to understand the cash flows that directly correspond with our operations and the investments we must make in those operations using a methodology which combines operating cash flows and capital expenditures. We provide free cash flow to complement our statement of cash flows. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation of free cash flow to cash provided by operating activities.

To sustain our operations, our principal source of financing comes from receiving payments from our customers. We believe that users of our financial statements wish to evaluate our efficiency in converting revenue into cash receipts. Accordingly, we provide days sales outstanding, or DSO. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

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Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Revenue	$617,094	$572,301	$1,780,269	$1,521,138
Cost of revenue	465,715	428,503	1,371,008	1,133,728
Gross profit	151,379	143,798	409,261	387,410
Less:
Selling, general and administrative expenses	69,706	66,997	199,916	178,350
Amortization of intangible assets	3,517	3,275	9,928	6,182
Acquisition-related expenses	—	2,459	575	4,573
Add:
Gain on sale of a business	6,453	—	6,453	—
Operating income	84,609	71,067	205,295	198,305
Less:
Interest expense	1,029	689	3,291	689
Add:
Other income, net	62	8	3,402	1,128
Income before income taxes	83,642	70,386	205,406	198,744
Provision for income taxes	30,892	28,127	76,433	75,108
Net income	52,750	42,259	128,973	123,636
Income attributable to noncontrolling interests	525	593	1,354	1,302
Net income attributable to MAXIMUS	$52,225	$41,666	$127,619	$122,334
Basic earnings per share attributable to MAXIMUS	$0.79	$0.63	$1.94	$1.86
Diluted earnings per share attributable to MAXIMUS	$0.79	$0.62	$1.93	$1.83
Dividends paid per share	$0.045	$0.045	$0.135	$0.135
Weighted average shares outstanding:
Basic	65,766	65,901	65,836	65,900
Diluted	66,194	67,098	66,200	67,003

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MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2016	September 30, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,609	$74,672
Accounts receivable — billed and billable, net of reserves of $5,173 and $3,385	421,132	396,177
Accounts receivable - unbilled	36,331	30,929
Income taxes receivable	5,072	7,310
Prepaid expenses and other current assets	50,073	52,819
Total current assets	563,217	561,907
Property and equipment, net	136,295	137,830
Capitalized software, net	30,983	32,483
Goodwill	398,929	376,302
Intangible assets, net	112,966	102,358
Deferred contract costs, net	17,068	19,126
Deferred compensation plan assets	22,015	19,310
Deferred income taxes	5,047	11,058
Other assets	11,573	11,184
Total assets	$1,298,093	$1,271,558
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$133,162	$155,411
Accrued compensation and benefits	78,086	99,700
Deferred revenue	70,302	77,642
Income taxes payable	8,401	11,709
Long-term debt, current portion	326	356
Other liabilities	10,585	11,562
Total current liabilities	300,862	356,380
Deferred revenue, less current portion	43,875	52,954
Deferred income taxes	5,757	6,546
Long-term debt	210,683	210,618
Deferred compensation plan liabilities, less current portion	22,801	20,635
Other liabilities	8,594	8,726
Total liabilities	592,572	655,859
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 64,892 and 65,437 shares issued and outstanding at June 30, 2016 and September 30, 2015, at stated amount, respectively	460,409	446,132
Accumulated other comprehensive income/(loss)	(34,349)	(22,365)
Retained earnings	275,846	188,611
Total MAXIMUS shareholders’ equity	701,906	612,378
Noncontrolling interests	3,615	3,321
Total equity	705,521	615,699
Total liabilities and equity	$1,298,093	$1,271,558

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$52,750	$42,259	$128,973	$123,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and capitalized software	13,387	13,911	39,246	37,617
Amortization of intangible assets	3,517	3,275	9,928	6,182
Deferred income taxes	(1,420)	1,213	(1,747)	(8,921)
Stock compensation expense	4,667	4,349	13,818	12,785
Gain on sale of a business	(6,453)	—	(6,453)	—

Change in assets and liabilities:
Accounts receivable — billed and billable	7,582	(547)	(27,469)	(81,430)
Accounts receivable — unbilled	(705)	4,520	(5,556)	2,209
Prepaid expenses and other current assets	(1,065)	2,547	4,378	(3,496)
Deferred contract costs	146	(285)	956	(7,390)
Accounts payable and accrued liabilities	(668)	17,790	(20,617)	45,064
Accrued compensation and benefits	4,237	7,717	(9,974)	(4,546)
Deferred revenue	(9,694)	10,566	(11,703)	32,424
Income taxes	21,632	17,893	(965)	37,476
Other assets and liabilities	(1,645)	(6,294)	(4,683)	(10,630)
Cash provided by operating activities	86,268	118,914	108,132	180,980

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(14,267)	(25,694)	(34,103)	(73,167)
Acquisition of businesses, net of cash acquired	(4,924)	(289,612)	(46,736)	(289,612)
Proceeds from the sale of a business	5,515	—	5,515	—
Other	171	124	381	406
Cash used in investing activities	(13,505)	(315,182)	(74,943)	(362,373)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(2,920)	(2,963)	(8,780)	(8,891)
Repurchases of common stock	(2,197)	—	(33,335)	(32,616)
Tax withholding related to RSU vesting	—	—	(11,597)	(12,451)
Expansion of credit facility	—	—	—	(1,444)
Borrowings under credit facility	9,260	255,993	139,823	255,993
Repayment of credit facility and other long-term debt	(84,598)	(90,038)	(139,817)	(90,112)
Tax benefit/(provision) due to option exercises and restricted stock units vesting	—	(1,208)	—	(1,208)
Stock option exercises	205	521	205	521
Other	(533)	(73)	(533)	(75)
Cash (used in)/provided by financing activities	(80,783)	162,232	(54,034)	109,717

Effect of exchange rate changes on cash and cash equivalents	(2,154)	1,378	(3,218)	(4,559)

Net decrease in cash and cash equivalents	(10,174)	(32,658)	(24,063)	(76,235)

Cash and cash equivalents, beginning of period	60,783	114,535	74,672	158,112

Cash and cash equivalents, end of period	$50,609	$81,877	$50,609	$81,877

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MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
(Amounts in thousands)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
Revenue:
Health Services	$333,699	100%	$298,549	100%	$956,169	100%	$813,037	100%
U.S. Federal Services	149,601	100%	141,011	100%	445,077	100%	348,205	100%
Human Services	133,794	100%	132,741	100%	379,023	100%	359,896	100%
Total	$617,094	100%	$572,301	100%	$1,780,269	100%	$1,521,138	100%

Gross Profit:
Health Services	$76,775	23.0%	$69,813	23.4%	$211,464	22.1%	$199,533	24.5%
U.S. Federal Services	38,980	26.1%	34,780	24.7%	100,639	22.6%	82,362	23.7%
Human Services	35,624	26.6%	39,205	29.5%	97,158	25.6%	105,515	29.3%
Total	$151,379	24.5%	$143,798	25.1%	$409,261	23.0%	$387,410	25.5%

Selling, general, and administrative expense:
Health Services	$26,345	7.9%	$25,343	8.5%	$77,312	8.1%	$75,747	9.3%
U.S. Federal Services	19,861	13.3%	19,244	13.6%	55,821	12.5%	43,871	12.6%
Human Services	21,373	16.0%	22,402	16.9%	64,006	16.9%	58,624	16.3%
Other (2)	2,127	NM	8	NM	2,777	NM	108	NM
Total	$69,706	11.3%	$66,997	11.7%	$199,916	11.2%	$178,350	11.7%

Operating income:
Health Services	$50,430	15.1%	$44,470	14.9%	$134,152	14.0%	$123,786	15.2%
U.S. Federal Services	19,119	12.8%	15,536	11.0%	44,818	10.1%	38,491	11.1%
Human Services	14,251	10.7%	16,803	12.7%	33,152	8.7%	46,891	13.0%
Amortization of intangible assets	(3,517)	NM	(3,275)	NM	(9,928)	NM	(6,182)	NM
Gain on sale of a business	6,453	NM	—	NM	6,453	NM	—	NM
Acquisition-related expenses (3)	—	NM	(2,459)	NM	(575)	NM	(4,573)	NM
Other (2)	(2,127)	NM	(8)	NM	(2,777)	NM	(108)	NM
Total	$84,609	13.7%	$71,067	12.4%	$205,295	11.5%	$198,305	13.0%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
During the three and nine months ended June 30, 2016, we incurred $2.1 million and $2.8 million, respectively, of expenses related to a litigation matter from fiscal year 2014, which is classified in Other SG&A expense.

(3)
Acquisition-related expenses are costs directly incurred from the purchases of Assessments Australia in the first quarter of fiscal year 2016, the purchase of Ascend in the second quarter of fiscal year 2016 and the purchase of Acentia in fiscal year 2015, as well as other transaction-related activity.

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MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Cash provided by operating activities	$86,268	$118,914	$108,132	$180,980
Purchases of property and equipment and capitalized software costs	(14,267)	(25,694)	(34,103)	(73,167)
Free cash flow	$72,001	$93,220	$74,029	$107,813

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM